Exhibit 99.1

Mobia Medical Reports Second Quarter 2026 Financial Results

Austin, Texas, August 11, 2026 — Mobia Medical, Inc. (Nasdaq: MOBI), a medical device company redefining stroke recovery for survivors living with life-altering motor impairments, today reported financial results for the quarter ended June 30, 2026.

Second Quarter 2026 and Recent Highlights

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Reported revenue of $13.5 million, representing 102% growth over the prior year period
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Achieved gross margin of 83.2%
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Announced publication of two-year VNS-REHAB follow up data in Neurology®, demonstrating durable and clinically meaningful improvement in upper-limb motor function, activities of daily living, and quality of life
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Completed initial public offering, raising approximately $134.0 million in net proceeds
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Appointed Myriam Curet, M.D. and Reza Zadno, Ph.D. to the Board of Directors, adding strategic medtech operating experience and clinical leadership

“We delivered a strong second quarter, with revenue more than doubling year-over-year, reflecting consistent growth and increased momentum in our commercial organization,” said Richard Foust, President and CEO of Mobia Medical. “Following the completion of our IPO, we are well positioned to continue broadening our footprint and accelerating patient access to Vivistim® Paired VNS™ Therapy. We are committed to redefining what recovery looks like for millions of ischemic stroke survivors who are living with chronic upper extremity impairment, and we are still in the early stages of addressing this profound unmet clinical need.”

Second Quarter 2026 Financial Results

Revenue increased by 102%, to $13.5 million for the second quarter of 2026, compared to $6.7 million for the second quarter of 2025. The increase was driven primarily by higher adoption of the Vivistim System and an increased number of IPG units sold.

Gross profit increased by 105%, to $11.2 million for the second quarter of 2026, compared to $5.5 million for the second quarter of 2025. Gross margin was 83.2% for the second quarter of 2026, compared to 82.3% for the second quarter of 2025. The increase was primarily due to freight and tariff costs recognized in cost of goods sold during the period, partially offset by other changes in product and warranty costs.

Operating expenses increased 83% to $29.2 million for the second quarter of 2026, compared to $16.0 million for the second quarter of 2025. The increase was primarily due to higher personnel and commission expenses in the commercial organization to support the Company’s growth, as well as increased development costs and general and administrative expenses.

Net loss was $21.0 million, or $1.10 per share for the second quarter of 2026, compared to a net loss of $10.5 million, or $12.44 per share for the second quarter of 2025. The year-over-year decrease in net loss per share primarily reflects the significant increase in weighted-average common shares outstanding following the

Company’s IPO and the related conversion of its outstanding redeemable convertible preferred stock and convertible notes into common stock.

As of June 30, 2026, cash and cash equivalents totaled $177.1 million. The Company received approximately $134.0 million of net proceeds from its initial public offering, which closed in May 2026, after deducting the underwriters’ discounts and commissions, and offering costs.

2026 Outlook

The Company expects revenue for the full year 2026 to be in the range of $54.0 million to $56.0 million, representing growth of 69% to 75% over the full year 2025.

Conference Call and Webcast Details

The Company will host a conference call today, August 11, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its second quarter 2026 financial results. Those interested in listening to the conference call should register online using this link. Once registered, participants will receive dial-in numbers and a unique PIN to join the call. Participants are encouraged to register more than 15 minutes prior to the start of the call. A live and archived webcast can also be accessed via the News & Events page of the investor section of Mobia Medical’s website.

About Mobia Medical, Inc.

Mobia Medical, Inc. is a medical device company redefining stroke recovery for survivors living with life-altering motor impairments. The Company’s Vivistim® Paired VNS™ System is the first and only clinically validated, FDA-approved implantable solution designed to improve upper limb function in chronic ischemic stroke survivors with moderate to severe upper extremity impairments. Therapy with the Vivistim® Paired VNS™ System combines targeted vagus nerve stimulation with functional movement to promote neuroplasticity and drive meaningful improvements in motor function. Mobia Medical is mobilizing patients, providers, and care partners to establish a better way forward in stroke care.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Mobia Medical’s full year 2026 revenue guidance and the assumptions underlying that guidance and Mobia Medical’s plans to broaden its commercial reach and accelerate patient access to the Vivistim System. Forward-looking statements can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,”

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“predict,” “project,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Mobia Medical cannot assure you that the forward-looking statements in this press release will prove to be accurate. Information in this press release may also include statements relating to past performance, which should not be regarded as a reliable indicator of future performance. Forward-looking statements are based on current expectations and assumptions together with projections of the future, which are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied. These risks and uncertainties include, among others, those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Mobia Medical’s filings with the U.S. Securities and Exchange Commission. These statements speak only as of the date of this press release, and Mobia Medical undertakes no obligation to update or revise any forward-looking statements except as required under applicable law. Mobia Medical may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements.

Investor Relations Contact

Louisa Smith

Gilmartin Group, LLC

investors@mobia.com

Media Inquiries Contact

Terri Clevenger

tclevenger@waterhousebrands.com

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Mobia Medical, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$177,090	$33,587
Accounts receivable	5,664	4,435
Inventory	6,949	5,457
Deferred offering costs	—	935
Other current assets	2,446	1,943
Total current assets	192,149	46,357
Property and equipment, net	2,060	669
Right-of-use assets — operating leases	932	1,068
Other assets	143	55
Total assets	$195,284	$48,149
Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,359	$2,223
Operating lease liabilities, current	358	358
Product warranty liability	1,263	844
Accrued payroll, commissions, and bonuses	4,997	4,854
Accrued offering costs	3,500	935
Accrued and other current liabilities	1,995	992
Total current liabilities	14,472	10,206
Warrant liabilities	134	865
Notes payable, net of discount and deferred financing costs	7,279	7,130
Operating lease liabilities, non-current	790	948
Total liabilities	22,675	19,149
Redeemable convertible preferred stock	—	179,773
Stockholders’ equity (deficit)
Common stock	333	9
Additional paid-in capital	368,848	7,007
Accumulated deficit	(196,572)	(157,789)
Total stockholders’ equity (deficit)	172,609	(150,773)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$195,284	$48,149

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Mobia Medical, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$13,505	$6,674	$25,579	$12,335
Cost of goods sold	2,267	1,184	4,400	2,199
Gross profit	11,238	5,490	21,179	10,136
Operating expenses
Research and development costs	2,278	1,418	3,970	2,772
Selling, general and administrative expenses	26,886	14,532	52,072	28,128
Total operating expenses	29,164	15,950	56,042	30,900
Loss from operations	(17,926)	(10,460)	(34,863)	(20,764)
Other income (expense)
Change in fair value of convertible notes payable	(4,142)	—	(4,870)	—
Interest expense	(254)	(241)	(611)	(480)
Other income (expense), net	1,281	213	1,563	104
Total other expense, net	(3,115)	(28)	(3,918)	(376)
Loss before provision for income tax	(21,041)	(10,488)	(38,781)	(21,140)
Provision for income tax	(2)	(2)	(2)	(3)
Net loss attributable to common stockholders	$(21,043)	$(10,490)	$(38,783)	$(21,143)
Net loss per share attributable to common stockholders
Basic	$(1.10)	$(12.44)	$(3.86)	$(25.41)
Diluted	$(1.10)	$(12.44)	$(3.86)	$(25.41)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	19,089,211	843,168	10,054,267	832,224
Diluted	19,089,211	843,168	10,054,267	832,224

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